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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                QUICKTURN DESIGN SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                       [Mentor Graphics Corporation Logo]

                                                               December 28, 1998

                        TIME IS SHORT--EVERY VOTE COUNTS

DEAR QUICKTURN STOCKHOLDER:

    Today, we increased the price of our tender offer to $14 per share matching in cash the proposed amount to be paid in Cadence stock pursuant to the merger proposal announced by Quickturn on December 9, 1998.

    In order to avoid triggering Quickturn's poison pill, we are forced to reduce the number of shares to be purchased in the first step tender offer to 2,100,000 shares. These shares, together with the 591,500 shares that we already own, would represent 14.9% of Quickturn's outstanding stock.

                  MAXIMIZE THE VALUE OF YOUR QUICKTURN SHARES
                    VOTE THE GOLD STRIPED PROXY CARD TODAY!

    If you vote to replace the current Quickturn directors at the January 8, 1999 Special Meeting, we will encourage the new directors, subject to their fiduciary duties and Quickturn's rights and obligations under the Cadence merger agreement, TO SEEK TO PROMPTLY AUCTION QUICKTURN TO THE HIGHEST BIDDER -- BE IT MENTOR, CADENCE OR ANY OTHER COMPANY.

  - In our opinion, the current Quickturn directors once again breached their fiduciary duties to you and your fellow stockholders WHEN THEY FAILED TO SEE IF MENTOR OR ANYONE ELSE WAS WILLING TO PAY MORE IN A FAIR AUCTION AND INSTEAD ATTEMPTED TO LOCKUP A $14 STOCK DEAL WITH CADENCE WITH EXCESSIVE AND UNJUSTIFIED BREAKUP FEES AND STOCK OPTIONS.

  - IN OUR OPINION, IT WAS CLEARLY NOT IN YOUR BEST INTERESTS TO LOCK UP A DEAL WITH CADENCE AND SIGNIFICANTLY HINDER THE BIDDING PROCESS BY AGREEING TO PAY CADENCE A POTENTIAL $17.5 MILLION BREAKUP FEE -- WITHOUT EVEN WAITING TO RECEIVE MENTOR'S REVISED OFFER.

  - We believe Mentor should have been given the same opportunity as Cadence to conduct due diligence -- IF THE CURRENT DIRECTORS REALLY WANTED TO GET YOU THE BEST PRICE FOR YOUR SHARES.

             MENTOR WANTS TO BUY ALL OF QUICKTURN -- BUT WE WANT A
                 LEVEL PLAYING FIELD -- NOT ONE THAT IS STACKED
                      BY QUICKTURN'S INCUMBENT DIRECTORS!

    Remember, for more than four months, we have been trying to get the current board to sit down with us and negotiate a friendly deal in the best interests of all stockholders. The Quickturn directors in our opinion hastily signed up the Cadence stock deal to again attempt to defeat Mentor's all cash tender offer -- LESS THAN ONE WEEK AFTER THE DELAWARE COURT OF CHANCERY RULED THAT QUICKTURN'S DIRECTORS BREACHED THEIR FIDUCIARY DUTIES TO STOCKHOLDERS BY ADOPTING THEIR POISON PILL AMENDMENTS.
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    It is now clearer to us than ever before that it is necessary to replace the
Quickturn directors with our nominees if you want Quickturn sold for the highest price possible.

    Following the completion of our tender offer, we will seek to consummate a negotiated merger in which all other shares would be acquired for $14 cash per share, plus an additional amount equal to approximately 75% of the $17.5 million breakup fee that Quickturn's directors agreed to pay Cadence, if we are able to invalidate these exorbitant fees. WE THINK THIS BREAKUP FEE IS EXCESSIVE, NOT JUSTIFIED AND YET ANOTHER BREACH BY QUICKTURN'S DIRECTORS OF THEIR FIDUCIARY DUTIES TO QUICKTURN'S STOCKHOLDERS. Stockholders would share with Mentor this payment, to the extent we are successful in invalidating it, through our new lawsuit against Quickturn's directors for breaching their fiduciary duties in approved the Cadence merger agreement.

    Furthermore, the precise timing of their deal with Cadence, in our view, shows clearly that THEY WERE MORE INTERESTED IN PROTECTING THEIR CONSULTING AGREEMENTS AND THE JOBS OF KEITH LOBO AND OTHERS -- INSTEAD OF OBTAINING THE HIGHEST AND BEST PRICE FOR YOU AND YOUR FELLOW QUICKTURN STOCKHOLDERS. THE FACTS
ARE:

  - On December 8, 1998, Quickturn invited Mentor to consider submitting a revised offer to acquire Quickturn, and Mentor said it would respond by 5:00 p.m. on December 9, 1998. Despite Quickturn's investment banker statement at that time that this timing was acceptable -- THEY WENT AHEAD AND LOCKED UP THE CADENCE DEAL.

  - We believe they again breached their fiduciary duties to Quickturn stockholders by ignoring this prompt and positive indication from Mentor, and instead proceeding to approve the Cadence merger agreement on December 8 -- WITHOUT MAKING EVEN ANOTHER CALL TO MENTOR OR EVEN WAITING 24 HOURS TO RECEIVE MENTOR'S REVISED OFFER.

  - Quickturn formally signed its $14 per share Cadence stock merger agreement with its exorbitant breakup fees on the evening of December 8 -- IN OUR OPINION TO PREVENT A HIGHER OFFER FROM MENTOR.

  WE BELIEVE THE QUICKTURN DIRECTORS HAVE ONCE AGAIN BREACHED THEIR FIDUCIARY DUTIES BY FAILING TO SEEK TO MAXIMIZE THE PRICE YOU WOULD RECEIVE FROM A SALE OF
                                   QUICKTURN

    We have reiterated our willingness, as expressed in our December 15 letter to Keith R. Lobo, Quickturn's President, that Mentor is prepared to pay more for Quickturn in a negotiated merger than the $14 per share proposed in Cadence's all stock deal. As we indicated at that time, the final amount over $14 to be paid under Mentor's negotiated merger proposal will be influenced by due diligence demonstrating greater value in Quickturn and the extent of the invalidation of the $17.5 million in breakup fees for Cadence. QUICKTURN'S DIRECTORS IN ESSENCE DIVERTED NEARLY $1 PER SHARE TO CADENCE RATHER THAN TO QUICKTURN STOCKHOLDERS.

    REMEMBER, THIS IS NOT THE FIRST TIME MENTOR HAS INDICATED TO QUICKTURN THAT IT WOULD BE WILLING TO INCREASE THE PURCHASE PRICE FOR YOUR SHARES, IF THE QUICKTURN DIRECTORS WOULD SIMPLY SIT DOWN WITH US, NEGOTIATE AND SHOW US GREATER VALUES.
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               DON'T LET THE CURRENT QUICKTURN BOARD CONTINUE TO
                    MAKE YOUR INVESTMENT DECISIONS FOR YOU!

    The Quickturn directors continue to take actions that attempt to prevent Quickturn stockholders from maximizing the value of their investment. The current board does not appear to remember that less than three weeks ago the Delaware Court of Chancery found that they violated their fiduciary duties to the Quickturn stockholders in an attempt to defeat Mentor's all cash offer by amending Quickturn's poison pill.

                REPLACE THE CURRENT QUICKTURN BOARD OF DIRECTORS
                 WITH MENTOR'S NOMINEES WHO UNDERSTAND THAT THE
             STOCKHOLDERS -- NOT THE DIRECTORS -- OWN THE COMPANY!

    We urge you to replace the current Board of Directors with the Mentor nominees who, subject to their fiduciary responsibilities and Quickturn's rights and obligations under the Cadence merger agreement, WILL TAKE THE NECESSARY STEPS TO MAXIMIZE STOCKHOLDER VALUE. If you vote to replace the current Quickturn directors, Mentor would encourage the new directors TO SELL QUICKTURN IN A PROMPT AUCTION TO THE HIGHEST BIDDER.

    EXERCISE YOUR RIGHTS AS STOCKHOLDERS BY SIGNING AND RETURNING THE ENCLOSED GOLD STRIPED PROXY CARD TODAY.

    Even if you have already tendered your shares or previously voted you should vote your enclosed proxy to be sure to have your vote counted.

                  TENDERING YOUR SHARES ALONE WILL NOT REPLACE
                        THE CURRENT QUICKTURN DIRECTORS!

    If you have any questions, or require assistance, please call MacKenzie Partners, Inc. at (800) 322-2885 TOLL FREE or (212) 929-5500 COLLECT.

                                           Sincerely,
                                           /s/ Walden C. Rhines

                                           Dr. Walden C. Rhines
                                           President and Chief Executive Officer
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    If you have any questions or need assistance in completing the GOLD STRIPED proxy card, please contact:

                           [MacKenzie Partners, Inc.]

                                156 Fifth Avenue
                            New York, New York 10010
           CALL TOLL-FREE (800) 322-2885 or (212) 929-5500 (collect)